UNITED STATES
SECURITIES EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007

Savi Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27727	91-1766174

(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

12707 High Bluff Drive, Suite 200
San Diego, CA	92130

(Address of principal executive offices)	(Zip Code)

                                                        Registrant’s Telephone Number, including area code: (858) 350-4207

                                            Former name or former address, if changed since last report: 9852 West Katella Ave., #363, Anaheim, CA 92804

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

In February 2007, the Company issued an aggregate of 218,350,000 shares of its common stock to 18 accredited and non-accredited investors for services rendered valued an aggregate of $786,600. Additionally, in February 2007, the Company issued an aggregate of 200,000,000 shares of common stock to 5 accredited investors in consideration for advisory services rendered valued at $720,000. No sales commissions were paid in connection with these issuances and all investors reviewed or had access to all of the Company’s filing pursuant to the Securities Exchange Act of 1934, as amended.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 30, 2007, Mr. Mario Procopio and Ms. Kathy Procopio resigned as directors, and Mr. Greg Sweeney and Mr. Steve Botkin were subsequently elected to serve as directors to fill the vacancies.

Mr. Sweeney has served as the Company’s chief executive officer since August 30, 2006. From August 2004 until his appointment as CEO, Mr. Sweeney was self-employed as a management consultant for Rogers Transportation, based in Garland, Texas. Between January 2004 and August 2004, Mr. Sweeney was a sales representative and director of sales & marketing for Railhead Underground Products, LLC, based in Ft. Worth, Texas. Mr. Sweeney was the elected mayor of Andrews, Texas for three terms. Mr. Sweeney also founded and was the President of Austin Equipment Co., Fossil Creek Productions Co and Sweeney Oil Co. Mr. Sweeney served as a District Manager of Nolan Brunson Inc. Mr. Sweeney also served in the United States Air Force, where we was a member of the Aerospace & Medicine - Laser Research and Development Team.

Mr. Sweeney entered into a consulting agreement with the Company in connection with serving as the Company’s CEO. Pursuant the terms of such agreement, Mr. Sweeney receives a monthly salary of $10,000. In addition, Mr. Sweeney is entitled to receive bonuses and commissions based upon financing raised and operating targets. Additionally, Mr. Sweeney received 5 million shares of common stock upon execution of the consulting agreement and was awarded 100 million shares by the Board of Directors in February 2007. Mr. Sweeney beneficially owns 9.6% of the total outstanding shares of the Company.

Mr. Botkin has served as the Company’s Chief Information Officer since November, 2004. In addition, Mr. Botkin has been employed at the Boeing Company’s Integrated Defense System division for the past 30 years and is currently the project manager and team leader of Boeing’s Space & Intelligence Systems Information Technology System Support in Seal Beach, California. He holds a Bachelor of Science in Information Technology and a Master of Science in Computer Information Systems from the University of Phoenix.

Mr. Botkin entered into a consulting agreement with the Company in connection with serving as the Company’s Chief Information Officer. Mr. Botkin receives a monthly salary of $5,000. Prior to his election to serve on the Company’s board of directors, Mr. Botkin owns 56.1 million shares of common stock. Mr. Botkin beneficially owns 5.4% of the total outstanding shares of the Company.

Neither Mr. Sweeney nor Mr. Botkin has been appointed to any committee of the board of directors. Other than as set forth above, neither Mr. Sweeney nor Mr. Botkin has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B with the Company.

On January 30, 2007, Ms. Procopio also resigned as the Company’s secretary and treasurer. Rudy Rodriguez, a current Director has assumed the duties of corporate secretary. Phillip C. Scott was assigned the responsibilities of treasurer.

The Procopios, in their January 30, 2007 letter to the Company, a copy of which is filed as an exhibit to this Form 8-K, allege that they had brought up concerns to the other directors and officers during the six month period preceding their resignation concerning the Company’s intellectual property that Mr. Monros assigned to the Company. The Procopios claim that there are no active patents covering certain Company products and that they felt “betrayed” at what they believed were patented products ready for pre-production, fabrication and testing. The Company believes this position to lack any merit. The Company acquired the intellectual property with the understanding that in many cases it would be required to file, and expects to file at appropriate times, patents to protect its intellectual property.

Item 8.01.  Other Events

On January 16, 2007, Serge Monros, the Company’s current chief technology officer, filed a derivative suit on behalf of the Company naming the Company, Mario Procopio, and Kathy Procopio as defendants in the Superior Court of the State of California for the County of San Diego. Mr. Monros’ derivative suit alleged the following causes of action: (i) breach of fiduciary duty of loyalty; (ii) breach of fiduciary duty of care; (iii) unjust enrichment; (iv) conversion; (v) waste of corporate assets; and (vi) trade libel. This case is in its preliminary stages and no discovery has taken place.

On January 25, 2007, Mario Procopio filed a derivative suit behalf of the Company against the Company and Serge Monros in the Superior Court of the State of California for the County of Orange. Mr. Procopio’s derivative suit alleged the following causes of action: (i) breach of contract; (ii) promise without intent to perform; (iii) breach of fiduciary duty; (iv) rescission; (v) intentional misrepresentation; (vi) negligent misrepresentation; and (vii) conversion. This case is in its preliminary stages and no discovery has taken place.

Item 9.01.  Financial Statements and Exhibits

    (a)  Financial Statements of Business Acquired

        Inapplicable

    (b) Pro Forma Financial Information

  Inapplicable

    (c) Exhibits

        Exhibit Number    Exhibit Description

               99.1                   Resignation Letter executed by Mario Procopio and Kathy Procopio dated January 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 21, 2007    SAVI MEDIA GROUP, INC.

                            By: ________/s/ Greg Sweeney_________________________
 Greg Sweeney, Chief Executive Officer